Exhibit 1.02

Johnson Outdoors Inc.
Conflict Minerals Report for Calendar Year 2013
May 31, 2014

Exhibit 1.02

to Specialized Disclosure Report Form SD

Filed with the SEC on: June 2, 2014

Signed by: /s/ David W. Johnson
Name, Title: David W. Johnson, Chief Financial Officer
Date: June 2, 2014

JOI Conflict Minerals Report Table of Contents

Introduction:	3

Initial Action Items:	4

Supplier RCOIs and Research:	6

Smelter/Refiner RCOIs and Research:	13

Post Smelter/Refiner RCOI Actions:	15

Due Diligence Results and Covered Country Facility Details:	17

Conclusion:	18

Description of Products:	20

Preparation for 2014:	21

Appendix A: Countries of Origin	23

Appendix B: SOR Locations	25

Appendix C: SOR Facilities	29

Introduction:
Johnson Outdoors Inc. (“JOI” or “the Company”) is a publicly traded US company that recognizes itself as an issuer as defined under section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to in this report as “Dodd-Frank.”  As an issuer under Dodd-Frank, JOI has designed and implemented a plan for compliance with the regulation and to support peace and development, and not conflict, in the Democratic Republic of Congo (“DRC”) and adjoining countries (together, “Covered Countries”, or “CCs”).  The elements, efforts, results, and conclusions of the plan are outlined in this Conflict Minerals Report (“CMR”) as required by the legislation.

JOI has undertaken measures to evaluate its supply chain and understand the origin of the mineral ores containing tin, tantalum, tungsten and gold (“conflict minerals,” or “CM,” or “3TG”) used in our products.  JOI created a supply chain transparency system including surveying and analyzing suppliers and sources of 3TG in order to identify their smelters and refiners (“SORs”) and to the best of its abilities, identify the mines, transportation routes, and points where these minerals are traded to the greatest possible specificity in order to assess and mitigate the risks of these processes.  With the cooperation of its suppliers, JOI has also undertaken a risk assessment of smelters and refiners of 3TG and performed risk mitigation efforts throughout its supply chain.

This CMR describes the measures JOI has taken to implement 3TG traceability and responsible sourcing initiatives, including exercising due diligence on the source and chain of custody of its 3TG and  the subsequent results of these measures. This report serves as a baseline document for future efforts and reports, and documentation of the monitoring of risks throughout our supply chain. We expect our plan to evolve and progressively improve over time as more information is available from all parties in our supply chain, and will continue to implement a holistic approach to support a clean minerals trade in the DRC.

The Company believes it has taken all reasonable measures to become aware of, and therefore mitigate, the risks of contributing to any conflict, and move toward a DRC conflict-free supply chain by eliminating funding of conflict in the DRC and adjoining countries, while maintaining economic relationships with conflict free smelters and refiners in the covered countries. A link to this report may be found on our website at: http://investor.johnsonoutdoors.com/downloads.cfm.
.

Initial Action Items:

The Company evaluated its products and determined that each of the 3TG are necessary to the functionality of its products throughout all of its business groups.  This CRM covers all JOI products at a company level.

Design of the project outline and implementation plan integrated the “Five Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain” and the “Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict-Affected and High-Risk Areas” included in the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

Identifying JOI CM Team:
The CM Project Group commenced the project with a kick off meeting and identification of business group leaders, roles and responsibilities, and initial action items for each business group. JOI divided its products into seven business groups and identified business group leaders, supporting staff and other resources.

Project Plan and Management:
The Company engaged a product environmental compliance consulting company, The Goodbye Chain Group, to act as Project Manager.   A compliance outline was designed, followed by a detailed Project Plan that identified resources, action items, and timelines.  The Plan also provided for a recurring bi-monthly CM meeting schedule for the CM Project Group, regular dissemination of the Project Plan to CM Team every two weeks and a dedicated JOI CM Sharepoint site for document storage and sharing.

Determining Status of JOI Suppliers and Parts:
In order to determine where CMs were present in its products and from which suppliers, the Company identified and created a comprehensive list of all JOI suppliers by business group including contact information.   Based on full disclosure data (material and substance information) from suppliers and part list descriptions, the Company then quantified the number of parts per supplier and determined the commodity class for each part.  Based on the commodity class, the Company then determined whether each supplier was in or out of scope.

Once JOI identified CM parts and suppliers, it then organized and executed a supplier communication plan which included the following:
•	Reasonable Country of Origin Inquiry ("RCOI") plan
•	Escalation plan
•
Establishment and maintenance of repository for all RCOI communication, activities, and Electronic Industry Citizenship Coalition Global e-Sustainability Initiative ("EICC-GeSI") Conflict Minerals Reporting Templates

•	Clear and repeated communication of supplier expectations for compliance
•	Performance of supplier awareness, education, outreach, and training for RCOIs and EICC-GeSI Template completion
•	Receipt of information/RCOIs from suppliers
•	Performance of RCOI analytics
•	Preparation of RCOI data platform and metrics
•	Report and review of results with JOI management
•	Evaluation of the program
•	Creation and implementation of improvements
•	Design of supplier communication plan for 2014

Concurrent Supplier Communication:
In addition to implementing an established supplier communication plan, the Company plans to include prepared contractual language for suppliers in its Supplier Statement of Basic Standards Documents. These updated documents will include the following:
•	JOI’s CM policy
•	Expectations of suppliers regarding conflict-free sourcing
•	Required delivery of the EICC-GeSI Template by a specific and uniform deadline, including SOR identification
•
Agreement to incorporate supply chain policy standards against which due diligence is to be conducted, consistent with the standards set forth in the model supply chain policy in Annex II of the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas

•	Agreement to assist JOI in measurable risk mitigation efforts as outlined in Annex II.

100% of JOI suppliers will be made aware of the Supplier Statement of Basic Standards via its invocation on all purchase orders.

Concurrent Corporate Actions:
Concurrent internal action items performed by JOI included: establishment and publication of  CM corporate policy; publication of protocol for responding to the Company’s own customers; publication of its own EICC-GeSI Template; and delivery of CM training to 100% of JOI need-to-know employees, including education and awareness of CM policies and Project Plan.  The Company’s  CM corporate policy may be found at: http://files.shareholder.com/downloads/JOUT/2648000486x0x686694/7b005d5e-5845-45e2-aa57-8913881c4b39/FINAL_JOI_Conflict_Minerals_Policy.pdf .

Supplier RCOIs and Research:

In its attempt to trace all 3TG to country of origin and determine if 3TG are from scrap or recycled sources, JOI implemented a comprehensive supplier Reasonable County of Origin Inquiry (“RCOI”) plan. JOI’s efforts to determine the source mine or location of origin of necessary conflict minerals contained in its products began with organizing, compiling, and evaluating 100% of its suppliers spanning seven business groups totaling 1,037 suppliers.   Suppliers were identified by commodity class as being in or out of scope of the law. Out of the 1,037 suppliers evaluated, it was initially determined that 722 were in scope, and with further investigation, the final determination was that that 661 (64%) were in scope, and 376 (36%) were out of scope. The out of scope suppliers were determined to be out of scope based on the following: out of scope due to commodity class (141, or 14%); out of scope due to clear Full Material Disclosure  (“FMD”) of materials and substances (39 or 4%); out of scope due to obsolescence or duplication (198 or 19%).

All JOI Business Group Evaluated and Results

Commodity classes were defined as in scope or out of scope and suppliers were then designated as in scope or out of scope based on commodity class of items supplied. Suppliers who provided full material and substance composition of their parts or Bills of Materials where either the material and substance composition was verified not to include any CMs or where CMs were present but were determined to be contaminants not necessary to functionality (for example, traces of tin in cold rolled stainless steel) were determined to be out of scope

Out of scope suppliers due to obsolescence or duplication included the following: suppliers duplicated across business units; suppliers with duplicate name;  suppliers who were no longer in business; suppliers who stated they no longer or did not supply parts to JOI and could not provide the information requested; suppliers from whom nothing had been procured.

With the ultimate goal of identifying SORs in its mineral supply chain, JOI’s supplier communication plan consisted of clearly and effectively communicating JOI’s corporate position, request for information, and expectations regarding receiving RCOI information from suppliers. It also included an escalation plan for non-responsive suppliers, one-on-one supplier training options, dedicated phone and email support, and varying options for returning the requested information based on the anticipated sophistication levels of suppliers.

In the first RCOI request, each in-scope supplier received an email from a dedicated data collection support team member. The email included the following: explanation of the legal mandate to collect RCOI information in order to determine and disclose the chain of custody of the Conflict Minerals in JOI products;  instructions on how to complete the RCOI using the EICC-GeSI Template; links to the template, CFSP dashboard and online instructional video;  return-by date; offer to provide personal training; toll free 800# and identification of dedicated resources to call for questions; and informational web links.

The first RCOI also included a letter of authorization for collection of the information signed by the Company’s Vice President and Chief Financial Officer which described JOI’s corporate position and its intention to comply with the law, as well as the reason they were targeted for an RCOI request.

Total first RCOI attempts included all 722 in scope suppliers. After receiving 303 supplier responses, 419 second RCOI requests were made to non-responsive suppliers. Second RCOI requests generated 98 supplier responses. Third and final RCOI requests were sent to 321 non-responsive suppliers.

Over the course of six months and a series of three attempts, JOI made a total of 1,462 RCOIs for 100% of its 722 in-scope suppliers, making an average of two contacts per supplier. Escalated suppliers were contacted by JOI business group leaders regarding their unwillingness to provide information and 66% of these cases were resolved.

Out of the total number of in-scope suppliers queried over three attempts, there were a total of: 345 responsive suppliers and completed RCOIs (48%); 366 non-responsive suppliers (51%); 6 escalated suppliers (<1%); 5 suppliers that were communicative but needed more information or time to respond (<1%).

JOI continued to collect, assess, and analyze RCOI responses until its February 3rd, 2014 self-imposed deadline.  No relevant responses were received after that date.

Out of the 345 supplier responses and complete RCOIs: 267 (77%) furnished the EICC-GeSI Template; 78 (23%) furnished a different type of declaration or statement.

Out of the 345 supplier responses: 264 (76%) declared that there were no 3TGs in their products; 56 (16%) declared that they had CMs in their products but they were Conflict Free; 0 declared they were not Conflict Free; 26 (8%) declared they had CMs in their product and their conflict-free status was unknown (U/K).

Out of the 56 suppliers who claimed they had CMs in their products and their status was conflict-free, 17 (31%) identified smelters/refiners in their EICC-GeSI Template, and 39 (69%) did not identify any smelters or refiners.

Out of the 267 EICC-GeSI Templates received, 192 (72%) answered Questions A-J on the Template, and 75 (28%) did not answer Questions A-J.

At least 42 (11.5%) of all unanswered RCOIs were from electrical or electronic equipment (EEE) suppliers. EEE suppliers had the most SORs listed on their EICC-GeSI Templates of any other supplier commodity class group.

Risk Assessment:
Based on the results of its Supplier RCOI, JOI identified the following as risks in its supply chain:
•	Non-responsive suppliers in general
•	Non-responsive suppliers who supply electrical or electronic equipment (EEE) where a high likelihood of CMs are present
•	EEE suppliers or component manufacturers in general
•	Suppliers that returned a EICC-GeSI Template with information that is inconsistent with their commodity class or FMD results
•	Suppliers that did not return the EICC-GeSI Template but should have based on commodity class or their FMD
•	Suppliers for whom it was apparent that completion of the EICC-GeSI Template was made without appropriate consideration
•	Incomplete responses within the EICC-GeSI Template
•	Incomplete or vague alternative responses and supplier/company statements
•	Hostile supplier responses
•	Responses or statements provided without supporting evidence or valid documentation
•	Responses that were inconsistent with the JOI’s knowledge of the supplier
•	Suppliers who have FMD with CMs, however no CMs were disclosed in their EICC-GeSI Template
•	Suppliers who declared they have CMs in their product, however did not list any SORs
•	Suppliers who declared they have CMs in their products and claimed they were conflict-free, but did not list any SORs or whether or not their CMs were from scrap or recycled sources
•
Suppliers who declared they have CMs in their products, however are inconsistent with other questions on the EICC-GesI Template, i.e. stated they are conflict free, however do not have all or representative EICC-GeSI Templates from suppliers

•	Suppliers who identified SORs and stated they do not source form CCs, but are publicly known to source from CCs
•	Suppliers who identified country of origin but did not identify SORs
•	Suppliers who provided responses that are inconsistent with publicly available information
•	Suppliers who declared they are distributors only and do not/will not furnish CM information for their manufacturer in order for JOI to research directly with manufacturers

Risk Management:
In order to respond to and manage these risks, JOI established a risk management plan that allows continued relationships with suppliers through measurable risk mitigation efforts. The risk management plan includes:
•
Establishment of Risk Committees for each business group consisting of business group leader and support staff with high levels of supplier familiarity to identify inconsistencies of supplier responses

•	Profile of the risks of EEE suppliers
•	Escalation plan for overtly non-responsive suppliers, covertly non-responsive, and hostile suppliers to business group leaders
•	Review of FMD with responses
•	Informing suppliers that JOI will emphasize the request for specific SOR identification, location and other information in the next reporting cycle
•	Follow-up with unacceptable responses and representations
•	Internal audit of supplier responses to ensure consistent response with supplier commodity class and active status
•	Collection and analysis of FMD information where available
•	Evaluation of overall response levels to promote progressing improvement in responses at all levels
•	Awareness of suppliers with interests in SORs with red flags
•	Internal audit of suppliers to evaluate understanding, acceptance and compliance with the Statement of Basic Standards

Risk Mitigation:
In order to mitigate risks while continuing to secure its supply chain, JOI’s position is to continue to trade with at risk suppliers by using its level of influence over suppliers to measurably mitigate that risk, including the following efforts:
•	Implementation of supplier corrective actions as needed
•	Informing suppliers of future reporting cycles
•	Informing suppliers that they will be required to complete the EICC-GeSI Template as part of the Supplier Statement of Basic Standards Agreement
•	Encouraging supplier CM responses in the form of the EICC-GeSI Template vs. other types of responses
•	Encouraging completion of the entire EICC-GeSI Template
•	Contact of suppliers by business group leaders where clarification or escalation is needed
•	Review of the internal audit and communication of concerns to business group leaders
•
Request that suppliers pursue conflict-free sourcing by sourcing from smelters validated as compliant with a Conflict Free Sourcing protocol using the Conflict Free Sourcing Compliant Smelter List as published by the EICC

•
Request that suppliers incorporate supply chain policy standards against which due diligence is to be conducted, consistent with the standards set forth in the model supply chain policy in Annex II of the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict-Affected and High-Risk Areas

•	Request that suppliers agree to assist JOI in measurable risk mitigation efforts as outlined in Annex II
•	Improving supplier due diligence efforts and results with continued support and training, at the JOI level and through industry awareness and membership
•	Remediation of non-compliance with support from all appropriate business group leaders and buyers through education and training

Summary of EICC-GeSI Template Responses - Questions A-J:

Responses to Questions A-J on the EICC-GeSI Template averaged: 19 % Yes; 53% No: 27% unanswered; 1% provided other answers.

Individual answers to Questions A-J are as follows:

 Manufacturer Conflict Minerals Statements:
Several major JOI suppliers declared that they were distributors of products and therefore had no information regarding chain of custody and sourcing of materials. Where these suppliers deferred RCOIs to manufacturers, JOI requested names of the Original Equipment Manufacturers (“OEMs”) or raw material manufacturers and received this information for the majority of requests.  JOI researched manufacturer statements for 98 unique manufacturers identified by suppliers who declined to complete their requested EICC-GeSI Template.

JOI’s efforts to close this gap included continuing to request the EICC-GeSI template from distributors, requesting complete manufacturer information from these types of suppliers, and continued research of manufacturer statements as they evolved.

Out of 98 unique manufacturers researched:
•	51 (52%) had web statements that declared they were Conflict Free Undeterminable or Unknown
•	30 (31%) declared they were Conflict Free
•	17 (17%) of the manufacturers JOI was unable to find any web statement or declaration
•	69% of the major component manufacturers researched could not declare Conflict Free
•	All 81 of the manufacturer declarations were statements that did not include SOR identification

Smelter/Refiner RCOIs and Research:

JOI relied on the completion of supplier EICC-GeSI Templates in order to determine the origin of ores at the smelter or refiner (SOR) level. Based on the supplier EICC-GesI Templates received, JOI compiled all of the smelters or refiners provided, corrected discrepancies, removed duplicates, analyzed the remaining SORs and eliminated listings that were not verified as SORs after researching them on the Internet.  The result was a list of corrected and complete unique and verified smelters and refiners.

A total of 1,502 SORs were listed on the JOI Supplier EICC-GeSI Templates received. Out of those SORs listed, 1,252 were either duplicate listings or not confirmed as valid SORs, leaving 250 unique and valid SORs for 3TGs.  Only 17% of all the SORs originally listed by suppliers were determined to be unique and valid.

Given its position in the supply chain, JOI has no direct relationship with SORs as a means to determine the source and origin of conflict minerals ores processed by SORs. In order to fulfill its due diligence regarding the sourcing practices of SORs the SORs were compared with those on other lists, the Company researched SOR status and information from public sources using the Internet, and the Company performed SOR RCOIs where no public information was available, was inadequate, and for which contact information was available.

Based on its position in the supply chain as a downstream product manufacturer for products that include tin, tantalum and tungsten, JOI’s first level of efforts to determine the mine or location of origin of these minerals included reliance on the CFSI’s Conflict-Free Smelter Program (CFSP) or equivalent industry-wide driven program for third party SOR audits through which mineral sources are identified and independently evaluated as part of its due diligence process.  JOI compared the SORs from supplier RCOIs with the following lists: EICC’s CFSP lists (including the following statuses - CFSP Compliant, CFSP Active, and Progressing Toward CFSP Validation); London Bullion Market Association (LBMA) and LBMA Good Delivery Program; Shanghai Gold Exchange Accreditation; Responsible Jewellery Council Chain of Custody Certificate Programs, and other in-region sourcing programs and websites which provide conflict-free information about mines, such as Solutions for Hope, African Arguments, RESOLVE, Global Witness, and The Enough Project. Other references include the iTSCi Company Audit Lists, and the United Nations Security Council Report, Final Report from the Group of Experts on the Democratic Republic of the Congo, dated December 12, 2013.

In order to determine conflict-free status of smelters that were not listed on the CFSP lists or equivalent industry-wide program lists, JOI researched SOR status and information from public sources including: SOR websites; other company published profiles; other issuers’ and suppliers’ websites; SOR information included on other companies’ EICC-GeSI forms; consultation with other companies and consultants.

Where SORs’ sourcing status could not be independently verified, JOI reviewed and evaluated the following: likelihood the SOR is sourcing minerals from a conflict-affected area based on its geographic location or other information; whether the SOR is known to be sourcing from conflict-affected areas or is located in a high-risk country suspected of processing conflict minerals from a conflict-affected area; any information requested and provided directly from SORs regarding their sourcing practices.

CF status was undeterminable for 30 SORs for whom no website was found and no contact was provided on EICC-GeSI Templates or on the Internet.

Summary status by 3TG:
Status	Gold	Tin	Tungsten	Tantalum	Total
Unique & Valid SORs	89	103	42	25	259
SORs with other CF Statement	39	61	29	3	132
SORs CFSP Compliant	38	13	0	17	68
SORs Unable to Determine	6	20	3	1	30
SORs CFSP Active	3	7	4	1	15
SORs only Scrap/Recycled	3	2	0	3	8
SORS CFSP Progressing	0	0	6	0	6

For SORs for which no information was found but contact information was available, JOI engaged SORs directly to obtain mine of origin and transit routes by sending SOR RCOIs via email or website contact mechanisms.

SOR RCOIs were also sent out if JOI had reason to believe that SORs were sourcing or handling 3TG minerals in CC’s, was unable to determine any sourcing locations or handling location information, or where minerals were claimed to originate from countries with limited known reserves, resources or production levels of minerals.

In order to assess whether SORs who could not be identified as CFSP had carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas, JOI reviewed, to the best of its efforts, the due diligence process of the SORs and assessed whether they adhered to the due diligence in the OECD guidance. This included reviewing their available CMR or CM policy on their website, any audits performed or certifications listed on their website, information from other accredited sources, or general information provided on their website.

The SOR RCOI included an introductory email and detailed RCOI attachment with a request for completion and return.  Questions in the SOR RCOI included the following subjects:
•	Conflict Free sourcing status of Conflict Minerals
•	Adoption of due diligence for responsible supply chains of minerals from conflict-affected and high risk areas as defined in the OECD Due Diligence Guidance
•	Identification of countries and mines of mineral origin
•	Transit and transportation routes and information
•	Processing identification and information
•	Audit information
•
Encouragement to join the CFSP or become independently audited in order to verify that they adhere to the due diligence measures outlined in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas

JOI emailed the first SOR RCOI and letter to 29 SORs and made three web based inquiries. Out of these first attempts, five emails were returned as undeliverable, two were returned without being read, one responded requesting not to be contacted again due to the claimed proprietary nature of the information requested, and two responded as being Conflict Free. Overall response level was 10%. Where applicable, second SOR RCOIs were sent and no responses were received.

Post Smelter/Refiner RCOI Actions:

Technical  Report and Gap Statements:
Based on the SOR RCOIs, JOI evaluated the progress, effectiveness, and execution of the Project Plan by preparing a Technical Report and Gap Statements including action items that were reviewed and discussed with JOI Senior Management. The report reflected that 87% of SORs appeared to be conflict free.  Over 33% of SORs were able to be verified as CF based on CFSP validation lists and there was reason to believe that over 53% of SORs were conflict free based on accreditation such as LBMA or other information which indicated there was not a likelihood of their sourcing in a CC geographic location.

The Technical Report reflected that JOI was able to determine that 87% of JOI SORs appeared to be Conflict Free, 13% were Undeterminable, and 0% were validated as Not Conflict Free. Only one SOR was in the proximity of a covered country and its RCOI was never returned.

Based on the SOR efforts to determine country and mines of origin, including RCOI results, SOR metrics were compiled, collected, and analyzed. These metrics were organized in a JOI SOR Technical Report and Gap Statements were prepared outlining gaps in the findings.

The Technical Report includes: statistics and metrics regarding SOR RCOIs and research; listings of SORs and locations of SOR facilities; the conflict free nature of each SOR and identification of the basis for CF determination; identification of associated origin of CM ores; known and unknown country sourcing; known sourcing from CF and CF affected areas, if applicable.

Summary of metrics included in the Technical Report were as follows:
•	250 3TG SORs identified; 148 of these are identified on EICC website
•	89 part of the CFSP (Compliant, Active, or Progressing)
•
132 SORs appear to be CF based on the following criteria: SOR company websites that state CF or have CSR statement; appear not to be in covered countries based on all operations and proximity to covered countries including consideration of transportation routes; other industry accreditation such as LBMA

•	8 appear to handle solely scrap or recycled material
•	19 SORs for whom JOI is unable to determine CF status, but has no reason to believe are in covered countries based on locations found or listed
•	1 SOR sourcing from covered countries (verified as CF)
•
1 SOR for whom JOI is unable to determine CF status, and has no reason to believe they are in covered countries based on locations found or listed, however they are in the vicinity of a covered country

•	Approximately 5% of total EICC known mines were listed on SOR RCOIs received by the Company

Of the 19 SORS for whom the Company was unable to determine CF status based on CFSP or other accreditation, there was no reason to believe are in covered countries based on the following:
•	No SORs have minerals of known origin and conflict status (10 miles from closed pipe DRC Conflict Free)
•	No SORs appeared to source from the DRC or an adjoining country
•	No SORs gave reason to believe have sourcing from covered countries
•	No SORs are known to source minerals from a covered country that benefited an armed group in one of the covered countries

While the origin and conflict status of the minerals is known for only a limited number of the SORs identified, none of the minerals are known to benefit armed groups in any of the covered countries.  JOI is able to confirm that one smelter did source from the DRC, that this smelter sourced Conflict Free, and is unable to determine if any other sourcing or handling methods did or did not directly or indirectly finance or benefit armed groups in the DRC or adjoining country.

Gap Statements summarized the detail requested and collected including: discussion points; outline of gaps in the SOR RCOIs and Supplier RCOIs; all data and information collected; questions to discuss and consider; suggestions; action items; and recommendations for closing the gaps in future activities and reporting cycles. These Gap Statements resulted in SOR Gap Conclusions.

Gold Refiners:
Regarding gold refiners, JOI identified 89 valid gold refiners, of which 38 were CFSP Compliant per EICC website; three refiners are CFSP Active per EICC website; 39 refiner company websites stated they are CF or had CSR statement leading to that conclusion, or appeared not to be in covered countries. Of the remaining nine refiners who are not CF for one of the reasons previously listed, three appear to only refine scrap or recycled material, and the remaining six appear not to have facilities in or near covered countries.

Risk Mitigation
In order to mitigate the risks that JOI SORs source minerals that benefit any armed groups and support a clean minerals trade in the DRC include, JOI’s efforts included the following:
•	Evaluated each SOR for red flags
•	Requested and encouraged SORs who are not part of the CFSP to join or become independently audited to in order to verify that they adhere to the due diligence measures outlined in the OECD Guidance
•
Requested that suppliers request, through their supply chain, sourcing from CFSP SORs or  SORs that have been  independently audited, in order to verify that they adhere to the due diligence measures outlined in the OECD Guidance

•
Through the RCOI process, provided some level of education and outreach regarding the independent validation scheme or institutional mechanism including  EICC-GeSI Conflict Free Smelting Program, ICGLR Regionally Certified, ITRI Supply Chain Initiative, Bundesanstalt für Geowissenschaften und Rohstoffe, ISO 19011 or similar audit process

JOI is committed to continuing to support a clean minerals trade in the DRC and will work to close the gap between requested vs. collected information.

Due Diligence Results and Covered Country Facility Details:

For the 17 SORs that were identified to, or for which we had reason to believe source from the DRC or surrounding countries, JOI exercised due diligence on their conflict mineral source and chain of custody and the results are summarized below:

	SORs In DRC: 13 or 76%	SORs In Surrounding Countries: 3 or 18% (All in Rwanda)	SORs In Surrounding Regions: 1 or 6%
Tin	3: • 1 CFSP Certified • 1 not CFSP Certified; appears to be CF; from China • 1 CFSP Active; from China	0	0
Tantalum	9: All CFSP Certified	1: CFSP Certified	1: Not CFSP Certified; CF Status Unknown; from Ethiopia
Tungsten	0	2: • 1 CFSP Active; from China • 1 Progressing Toward CFSP; from Austria	0
Gold	1: Not CFSP but LBMA; from China	0	0

The 17 SORs that we had reason to believe source from the DRC or surrounding countries or regions accounted for 6.8% of all SORs listed by suppliers on their EICC-GeSI Templates (250 SORs) and 11.5% of those that were also able to be verified as meeting the definition of SOR by being published on the EICC website (148 SORs).  93%, or 233, of all SORs listed by suppliers on their EICC-GeSI Templates appeared to source from outside of the DRC and surrounding countries or regions, and 89% (131) of verified SORs appear to source from outside of the DRC and surrounding countries or regions.

Conclusion:

Based on the number of SORs listed on supplier EICC-GeSI Templates compared to the approximate total of SORs worldwide, JOI determined the following: while a substantial proportion of the total SOR population as identified by EICC Smelter Refiner List was present in its supply chain, there were still 52% of the Company’s suppliers that did not respond with RCOIs.  Additionally, out of the 82 supplier EICC-GeSI Templates that were received that declared the presence of 3TG, only 30 of these included SOR information. This represents that only 37% of JOI suppliers with known 3TGs in their products provided SOR information.

JOI has determined that additional smelter identification from a greater percentage of suppliers could materially change the percentages of CF suppliers and Not-CF suppliers.

After its RCOI efforts, JOI had reason to believe that its 3TGs may be from other than recycled or scrap sources and that some of its 3TGs may have originated in covered countries.  After exercising its due diligence, JOI still had reason to believe that its tin, tungsten and tantalum may be from other than recycled or scrap sources.  Additionally, JOI’s due diligence efforts indicated that not all SORs in covered countries or surrounding regions were certified Conflict Free by an independent third party audit.  Therefore we could not determine that all of the tin, tungsten and tantalum that originated in covered countries did not directly or indirectly finance or benefit support armed groups in conflict regions of the DRC. Regarding gold, JOI could reasonably conclude after its research and inquiries that its gold was either from refiners that were Conflict Free or it was from recycled or scrap sources.

The information presented here is based on the due diligence efforts performed in good faith by the Company and its suppliers. These conclusions and determinations are based on the information available at the time the RCOIs were made, results analyzed and metrics recorded. Primary risk factors that may affect these results include gaps in supplier and SOR RCOIs and the finalization and harmonization of the definition of SORs by the EICC and other industry leaders.

Through its SOR RCOI, JOI attempted to determine the mine or location of origin of CMs in its products with the greatest possible specificity.  These efforts are described in the Supplier and SOR RCOI sections of this report and include the following results:

Country of origin of the 3TGs in JOI products includes 40 countries.
Countries are listed in Appendix A by mineral.

Countries of origin by 3TGs:
Tin: 22
Tantalum: 10
Tungsten: 10
Gold: 29
Countries are listed in Appendix A.

Location of SORs and mines include 147 locations.
Locations are listed in Appendix B.

Facilities used to process necessary CMs in these products include 250 facilities.
148 of these facilities are listed in Appendix C. The remaining 102 SORs are unable to be verified as SORs as defined by the EICC at the time of the analysis. Therefore, while their names are not included in the list, they may be shared upon request.

Description of Products:

Conflict Minerals are found in many products that JOI manufactures or contracts to manufacture, and the descriptions of product families by business group are as follows:

Marine Electronics Group:
Trolling Motors: freshwater and saltwater bow mounts, electric outboard motors, engine mounts
Shallow water anchors
Battery Chargers: on board and portable battery chargers, precision chargers
Accessories: autopilots, co-pilots, foot pedals, sonar and GPS accessories
Fishfinders: sonar, autopilot, GPS, radar
Downriggers: manual, electric, rod holders

Dive Group:
Dive computers, instruments and gauges
Regulators
Wet and dry suits; fins; masks; snorkels
Buoyancy compensators
Tank systems
Accessories: bags, knives, lights, key chains, clothing, weight belts, log books, hangers

Outdoor Equipment Group:
Camping products: tents, canopies, sleeping bags
Camp stoves and fuel
Camping accessories: furniture, lighting and camp kitchen accessories
Military tents: rapid deployable mission tents, general purpose tent systems, command post tents and other temporary shelter needs
Party and event tents: special event tents, canopies and LED lighting
Compasses
Watches: outdoor multifunction watches

Watercraft:
Canoes: recreation, sporting, tripping/expedition canoes
Kayaks: solo & tandem recreation, day touring, touring, fishing, sit-on-top, stand up paddle boards
Accessories: rudder, seat, hatch, footbrace, transport & repair kits; scuppers; paddles and lifejackets

Preparation for 2014:
In preparation for the 2014 calendar year reporting cycle, JOI aims to improve efficiencies and effectiveness of the CM compliance program by the following:
•	Preparing its supplier communication plan for 2014
•	Documenting lessons learned
•	Designing an improvement plan
•	Determining how to engage suppliers further and strengthen supplier response level
•	Reporting on supplier changes for 2014 RCOIs
•	Adding a Supplier Statement of Basic Standards to all purchase orders, which includes requiring the completion and return of EICC-GeSI Template
•	Encouraging SORs to engage in a verification program directly and through suppliers and encouraging sourcing away from unvalidated SORs
•	Increasing the identification of SOR population present in our supply chain
•	Adopting a more comprehensive tracking system of SORs through CFSP efforts
•	Taking advantage of improved traceability systems as they develop in covered countries
•
Encouraging suppliers to implement responsible sourcing practices by sourcing from CFSP SORs or SORs verified as CF by other internationally recognized independent validation schemes or institutional mechanisms and identifying the sources of conflict minerals in their supply chains

•	Leveraging accumulated responses from other downstream companies to pressure SORs to adjust any non-responsible sourcing practices
•
Prioritizing the collection of accurate and complete RCOIs, with SORS from strategic suppliers based on commodity classes (primarily EEE), first year RCOI responses, and number of tiers between supply chains

•	Correcting and closing data gaps in EICC-GeSI Templates received by suppliers and therefore closing gaps in JOI EICC-GeSI Template
•	Monitoring and tracking performance of risk mitigation efforts
•	Supporting industry and stakeholder efforts and initiatives to encourage CFSP participation and efforts to obtain information about due diligence practices and risk management
•	Supporting CFSP by requiring the Conflict Minerals Reporting Template (CMRT) be completed by every applicable supplier throughout our supply chain
•	Escalating steps for mitigation for unverified CF SORs through our own due diligence efforts or by credible organizations including working with industry groups and suppliers
•	Supporting validation schemes and institutional mechanisms, including the EICC, by becoming a member of a supporting industry association
•
Encouraging suppliers and SORS to support validation schemes and institutional mechanisms, including the EICC, by becoming a member or making a financial contribution, or by being a  member of a supporting industry association

•
Supporting an industry mechanism for transparency by using our level of influence over suppliers to incorporate supply chain policy standards against which due diligence is to be conducted, consistent with the standards set forth in the model supply chain policy in Annex II of the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict-Affected and High-Risk Areas

•	Using our level of influence over suppliers to assist in measurable risk mitigation efforts as outlined in Annex II
•	Maintaining records in a secure computerized database repository for a minimum of five years
•	Supporting digital information sharing of suppliers by completing and furnishing upon request JOI’s EICC-GeSI Template/CMRT, complete with SOR information gathered to date
•
Providing informed decisions regarding CF sourcing practices, preferences and choices to customers, suppliers, and SORs means of: our own EICC-GeSI Template; supplier and SOR RCOIs; education and outreach to suppliers and SORs

•	Supporting the finalization and harmonization of SOR definition

Steps taken to enhance supply chain traceability, improve supplier accountability, and initiate more progressive responses via more complete information in the 2014 CMRT include the following:
•	Improving response level of supplier RCOIs with increased escalation to business group leaders
•	Improving response content with supplier outreach and training
•	Focusing on strategic suppliers of EEE from whom high probability of SOR information may be obtained
•
Encouraging completion of SOR information on supplier CMRT, particularly where mines are missing from smelters listed in supplier RCOIs and where RCOIs indicated that minerals were all from scrap or recycled sources

•	Considering suspending engagement with suppliers who fail to support mitigation efforts including furnishing the CMRT depending on commodity class and risk of supplier
•	Supporting the IPC-1755 Data exchange standard

The information presented here is based on our due diligence efforts performed in good faith by JOI and our suppliers. These conclusions and determinations are based on the information available at the time the RCOIs were made, results analyzed and metrics recorded. Errors or omissions may be inherent in these results due to errors or omissions in supplier and smelter RCOIs, and the definition of SOR at the time of the research.

Any information found to be contradictory to this CMR may be communicated to JOI through our early warning risk-awareness Conflict Minerals grievance mechanism.  This open reporting mechanism allows JOI to receive any additional relevant information that may not have been uncovered through our due diligence process in supply chain transparency as it relates to Conflict Minerals. A link to JOI’s Conflict Minerals grievance mechanism may be found at the following URL: http://investor.johnsonoutdoors.com/downloads.cfm.

Appendix A: Countries of Origin

Countries of origin by 3TG in JOI products may include the following:

Tin:
1.	BELGIUM
2.	BOLIVIA
3.	BRAZIL
4.	CANADA
5.	CHINA
6.	DRC
7.	GERMANY
8.	INDONESIA
9.	JAPAN
10.	KOREA
11.	MALAYSIA
12.	PERU
13.	PHILLIPINES
14.	POLAND
15.	RUSSIA
16.	RWANDA
17.	SINGAPORE
18.	SWITZERLAND
19.	TAIWAN
20.	THAILAND
21.	UNITES STATES
22.	VIETNAM

Tantalum:
1.	AUSTRIA
2.	CHINA
3.	ETHIOPIA
4.	GERMANY
5.	INDIA
6.	JAPAN
7.	KAZAKHSTAN
8.	RUSSIA
9.	SOUTH AFRICA
10.	UNITED STATES

Tungsten:
1.	AUSTRIA
2.	CANADA
3.	CHINA
4.	GERMANY
5.	JAPAN

6.	KOREA
7.	RUSSIA
8.	SWEDEN
9.	TAIWAN
10.	UNITED STATES

Gold:
1.	AUSTRALIA
2.	BELGIUM
3.	BRAZIL
4.	CANADA
5.	CHILE
6.	CHINA
7.	GERMANY
8.	INDIA
9.	INDONESIA
10.	ITALY
11.	JAPAN
12.	KAZAKHSTAN
13.	KOREA
14.	KYRGYZSTAN
15.	MEXICO
16.	NETHERLANDS
17.	NEW ZEALAND
18.	PHILIPPINES
19.	PORTUGAL
20.	RUSSIA
21.	SAUDI ARABIA
22.	SINGAPORE
23.	SOUTH AFRICA
24.	SPAIN
25.	SWEDEN
26.	SWITZERLAND
27.	TURKEY
28.	UNITED STATES
29.	UZBEKISTAN

Appendix B: SOR Locations

Locations of SORs and mines to the greatest possible specificity of all 3TG include the following:

1	Aizuwakamatsu, Fukushima, Japan
2	Addis Ababa, Ethiopia
3	Akita city, Akita, Japan
4	Alden, New York, USA
5	Almalyk Tashkent, Uzbekistan
6	Altoona, Pennsylvania, USA
7	Amagasaki Factory, Kobe, Hyogo, Japan
8	Amphur Muang, Phuket, Thailand
9	Amsterdam, Netherlands
10	Arezzo, Tuscany, Italy
11	Ariquemes, Rondonia, Brazil
12	Asago, Hyogo, Japan
13	Auckland, Australia
14	Balerna, Ticino, Switzerland
15	Bangka,Belitung, Indonesia
16	Biel, Bern, Switzerland
17	Boyertown, Pennsylvania, USA
18	Brampton, Ontario, Canada
19	Buffalo, New York, USA
20	Castel San Pietro, Ticino, Switzerland
21	Changsha, Hunan, China
22	Chaozhou, Guangdong, China
23	Chengdu city, Schuan province, China
24	Cheng-kung, Taiwan
25	Chiyoda, Tokyo, Japan
26	Chiyoda-Ku, Japan
27	Chongyi County, Ganzhou City, China
28	Chungnam, Korea
29	Cloverdale, Western Australia, Australia
30	Croydon, Pennsylvania, USA
31	Fanling, Hong Kong, China
32	Foshan city, China
33	Ganzhou, Jiangxi Province, P.R.China
34	Gejiu, Yunnan, China
35	Germiston, Gauteng, South Africa
36	Goslar, Germany
37	Goslar, Lower Saxony, Germany
38	Guantang

39	Guixi City, Jiangxi Province, China
40	Gyeonggi-do; Gyeongsangnam-do, Republic of Korea
41	Hanau, Hesse, Germany
42	Henan, South Central China
43	Hengdong county, Hunan, China
44	Hermsdorf, Thuringia, Germany
45	Hiratsuka, Kanagawa, Japan
46	Hiroshima, Japan
47	Hoboken, Antwerp, Belgium
48	Huhhot, Inner Mongolia, China
49	Hung Hom, Hong Kong, China
50	Instanbul, Turkey
51	Iruma, Saitama, Japan
52	Iruma, Saitama, Japan
53	Istanbul, Turkey
54	Jackson, Ohio, USA
55	Jakarta, Indonesia
56	Jiangmen, Guangdong, China
57	Jiujiang Jiangxi, China
58	Kasimov, Ryazan, Russia
59	Kepulauan Riau, Riau Islands, Indonesia
60	Khasyn, Magadan, Russia
61	Kobe, Hyogo, Japan
62	Kosaka, Akiau, Japan
63	Kuki, Saitama, Japan
64	Kwai Chung, Hong Kong, China
65	La Chaux-de-Fonds, Switzerland
66	Laufenburg, Baden-Württemberg, Germany
67	Liezen, Styria, Austria
68	Liuzhou, Guangxi Zhuang, China
69	Longyan, Fujian Province, China
70	Luzon, the Province of Bataan, a small town called Mariveles, Phillipines
71	Map Ta Phut, Rayong, Thailand
72	Matamoros, Tamaulipas, Mexico
73	Mendrisio, Ticino, Switzerland
74	Mentok, Bangka, Indonesia
75	Mito, Ibaraki, Japan
76	Modderfontein, Gauteng, South Africa
77	Montréal, Quebec, Canada
78	Moscow, Russia
79	Nahanni,Vancouver, BC, Canada
80	Nalchik, Kabardino-Balkaria Republic, Russia

81	Nanchang City, Jiangxi Province, China
82	Nanhai, Guangzhou, China
83	Nanping City, Fujian Province, China
84	Naoshima, Kagawa, Japan
85	Navoi , Uzbekistan
86	Neidu town Chongyi County, China
87	Neuchâtel, Neuchâtel, Switzerland
88	Newton, Massachusetts, USA
89	Ninghua, China
90	Noda, Chiba, Japan
91	North Attleboro, Massachusetts, USA
92	Nova Lima, Minas Gerais, Brazil
93	Novosibirsk, Russia
94	Nui Phao, Vietnam
95	Oita, Oita, Japan
96	Omuta, Fukuoka, Japan
97	Onsan-eup, Ulsan, Korea
98	Oruro, Oruro, Bolivia
99	Ottawa, Ontario, Canada
100	Pangkal Pinang, Bangka Island, Indonesia
101	Paracas, Ica, Perú
102	Penang, Malaysia
103	Pforzheim, Baden-Württemberg, Germany
104	Pirapora do Bom Jesus, São Paulo, Brazil
105	Pongkor and Cibaliung mines, Malaysia and Indonesia
106	Quebec, Canada
107	Rahman, Malaysia
108	Reutte, Tyrol, Austria
109	Riyadh, Saudi Arabia
110	Rwanda
111	Saijo, Japan
112	Saijyo, Ehime, Japan
113	Saitama-ken, Japan
114	Salt Lake City, Utah, USA
115	San Men Xia City, Henan Province, China
116	Sanda City, Hyogo, Japan
117	Sanmenxia City, Henan Province, China
118	Sayama, Saitama, Japan
119	Shanghang County, Fujian Province, China
120	Shizuishan, Ningxia, China
121	Shyolkovo, Russia
122	Sichuan, Southwest China

123	Sihui City, Guangdong, China
124	Skelleftehamn, Västerbotten, Sweden
125	Soka, Saitama, Japan
126	Solikamsk, Perm Krai, Russia
127	Southern Katanga Province of the DRC
128	St. Martin i.S, Austria
129	Suzhou, China
130	Tainan City, Taiwan, China
131	Takehara, Hiroshima, Japan
132	Taoxikeng mine in Chongyi County, Jiangxi Province, China
133	Ticino, Switzerland
134	Tokyo, Japan
135	Towanda, Pennsylvania, USA
136	Toyama City, Koshicho, Japan
137	Toyonaka city, Osaka, Japan
138	Tuas, Singapore
139	Ust-Kamenogorsk, East Kazakhstan, Kazakhstan
140	Verkhnyaya, Pyshma, Russia
141	Yanchang town, Chongyi County, China
142	Yantai City, China
143	Yaphank, New York, USA
144	Yasugi-Shimane, Japan
145	Yunnan, China
146	Zhaoyuan City, Shangdong Province, China
147	Zuobo town Dayu County, China

Appendix C: SOR Facilities

A total of 259 SORs were identified in our supply chain, of which 9 were duplicated across 3TG. Of the 250 unduplicated SORs, 148 were on the EICC Smelter Refiner List and 102 were not on the list at the time this information was analyzed.  Although the 102 facilities not on the list did appear to truly be SORs, we were unable to verify that these facilities meet the definition of SOR as determined by the EICC and industry leaders. Therefore, these facilities have not been included in the SOR list below, however the names of these companies may be shared upon request.

The 148 verified SOR Facilities used to process necessary CMs in JOI products include the following:

1	A.L.M.T. Corp.
2	Aida Chemical Industries Co. Ltd.
3	Allgemeine Gold-und Silberscheideanstalt A.G.
4	Almalyk Mining and Metallurgical Complex (AMMC)
5	Alpha
6	AngloGold Ashanti Córrego do Sítio Minerção
7	Argor-Heraeus SA
8	Asahi Pretec Corporation
9	Asaka Riken Co Ltd
10	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
11	Aurubis AG
12	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
13	Boliden AB
14	Caridad
15	CCR Refinery – Glencore Canada Corporation
16	Cendres + Métaux SA
17	Chimet S.p.A.
18	Chongyi Zhangyuan Tungsten Co Ltd
19	Chugai Mining
20	CNMC (Guangxi) PGMA Co. Ltd.
21	Cooper Santa
22	CV Serumpun Sebalai
23	CV United Smelting
24	Dayu Weiliang Tungsten CO.,LTD
25	Dowa
26	Duoluoshan
27	EM Vinto
28	Exotech Inc.
29	F&X
30	Fenix Metals
31	FSE Novosibirsk Refinery

32	Fujian Jinxin Tungsten Co., Ltd.
33	Ganzhou Huaxing Tungsten
34	Ganzhou Nonferrous Metals Smelting Co Ltd.
35	Ganzhou Seadragon W&Mo Co.,Ltd.
36	Geiju Non-Ferrous Metal Processing Co. Ltd.
37	Gejiu Zi-Li; Yunnan Gejiu Zi-Li
38	Global Advanced Metals
39	Global Tungsten & Powders Corp
40	H.C. Starck GmbH
41	Heimerle + Meule GmbH
42	Heraeus Ltd. Hong Kong
43	Heraeus Precious Metals GmbH & Co. KG
44	Hi-Temp
45	Huichang Jinshunda Tin Co. Ltd
46	Hunan Chenzhou Mining Group Co
47	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
48	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
49	Ishifuku Metal Industry Co., Ltd
50	Istanbul Gold Refinery
51	Japan Mint
52	Japan New Metals Co Ltd
53	Jianxi Copper Company Limited
54	JiuJiang JinXin Nonferrous Metals Co. Ltd.
55	Johnson Matthey Inc
56	Johnson Matthey Ltd
57	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
58	JSC Uralectromed/OJSC: Uralelectromed
59	JX Nippon Mining & Metals Co., Ltd.
60	Kai Unita Trade Limited Liability Company
61	Kazzinc Ltd
62	Kemet Blue Powder
63	Kojima Chemicals Co., Ltd
64	Kyrgyzaltyn JSC
65	L'azurde Company For Jewelry
66	LingbaoJinyuan tonghui/Lingbao Jinyuan Tonghui Refinery Co Ltd
67	LS-NIKKO Copper Inc.
68	Malaysia Smelting Corp
69	Materion
70	Matsuda Sangyo Co., Ltd.
71	Metallo Chimique
72	Metallurgical Products India Pvt Ltd

73	Metalor Technologies (Hong Kong) Ltd
74	Metalor Technologies (Singapore)
75	Metalor Technologies SA
76	Metalor USA Refining Corporation
77	Met-Mex Peñoles, S.A.
78	Mineração Taboca S.A.
79	Minsur
80	Mitsubishi Materials Corporation
81	Mitsui Mining and Smelting Co., Ltd.
82	Moscow Special Alloys Processing Plant
83	Nadir Metal Rafineri San. Ve Tic. A.Ş.
84	Navoi Mining and Metallurgical Combinat
85	Nihon Material Co. LTD
86	Ningxia Orient Tantalum Industry Co., Ltd.
87	Novosibirsk Integrated Tin Works
88	Ohio Precious Metals, LLC
89	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
90	OJSC Kolyma Refinery
91	OMSA
92	PAMP SA
93	Plansee
94	Prioksky Plant of Non-Ferrous Metals
95	PT Aneka Tambang (Persero) Tbk
96	PT Artha Cipta Langgeng
97	PT Babel Inti Perkasa
98	PT Bangka Putra Karya
99	PT Belitung Industri Sejahtera
100	PT Bukit Timah
101	PT DS Jaya Abadi
102	PT Eunindo Usaha Mandiri
103	PT Mitra Stania Prima
104	PT Refined Banka Tin
105	PT Sariwiguna Binasentosa
106	PT Stanindo Inti Perkasa
107	PT Tambang Timah
108	PT Timah
109	PT Tinindo Inter Nusa
110	PX Précinox SA
111	Rand Refinery (Pty) Limited
112	RFH Tantalum Smeltry Co., Ltd.
113	Royal Canadian Mint

114	Rui Da Hung
115	Sabin Metal Corp.
116	Schone Edelmetaal; Schöne Edelmetaalbedrijven NV
117	SEMPSA Joyería Platería SA
118	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
119	So Accurate Refining Group
120	SOE Shyolkovsky Factory of Secondary Precious Metals
121	Solar Applied Materials Technology Corp.
122	Solikamsk Metal Works
123	Sumitomo Metal Mining Co. Ltd.
124	Tanaka Kikinzoku Kogyo K.K.
125	Tantalite Resources
126	Telex
127	Thaisarco
128	The Great Wall Gold and Silver Refinery of China
129	The Refinery of Shandong Gold Mining Co. Ltd
130	Tokuriki Honten Co., Ltd
131	Tongling nonferrous Metals Group Co.,Ltd
132	Torecom
133	Ulba
134	Umicore SA Business Unit Precious Metals Refining
135	United Precious Metals Refining, Inc.
136	Valcambi S.A.
137	Western Austrailian Mint trading as The Perth Mint
138	White Solder Metalurgia
139	Wolfram Bergbau und Hütten AG
140	Wolfram Company CJSC
141	Xiamen Tungsten (H.C.)Co., Ltd.
142	Xiamen Tungsten Co., Ltd.
143	Yokohama Metal Co Ltd
144	Yunnan Chengfeng
145	Yunnan Tin Company Limited
146	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
147	Zhuzhou Cemented Carbide Group Co Ltd
148	Zijin Mining Group Co. Ltd